Exhibit 23.01

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Applied Microbiology, Inc.:


We consent to incorporation by reference in the Registration Statement
No. 33-73332 on Form S-8 of Applied Microbiology, Inc. of our report dated July 21, 1995, relating to the consolidated balance sheets of Applied Microbiology, Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Applied Microbiology, Inc.



                                                    KPMG Peat Marwick LLP


New York, New York
September 28, 1995